                                                                     EXHIBIT 3.1


                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                       eGAIN COMMUNICATIONS CORPORATION

     eGAIN COMMUNICATIONS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 10, 1997.

     SECOND: A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on December 23, 1998, February 8, 1999 and May 13, 1999.

     THIRD: The Restated Certificate of Incorporation of the Corporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

     FOURTH: The Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the Chief Executive Officer and the Secretary this 27 day of July, 1999.

                                   eGAIN COMMUNICATIONS CORPORATION



                                   By /s/ Ashutosh Roy
                                     ------------------------------
                                             Ashutosh Roy
                                        Chief Executive Officer

ATTEST:



By /s/ Stanley F. Pierson
  --------------------------
      Stanley F. Pierson
         Secretary

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        eGAIN COMMUNICATIONS CORPORATION

     FIRST: The name of the corporation (hereinafter called the "Corporation") is eGAIN COMMUNICATIONS CORPORATION.

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 30 Old Rudnick Lane, City of Dover, County of Kent, and the name of the registered agent of the Corporation in the State of Delaware at such address is CorpAmerica, Inc.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

     FOURTH:

     A. This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is forty million two hundred eighty-seven thousand eight hundred forty-two (40,287,842). The total number of shares of Preferred Stock this Corporation shall have authority to issue is eleven million two hundred eighty-seven thousand eight hundred forty-two (11,287,842). The total number of shares of Common Stock this Corporation shall have authority to issue is twenty-nine million (29,000,000). The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.001 per share.

     B. The Preferred Stock shall be divided into series. The first series shall consist of 5,707,043 shares and is designated "Series A Preferred Stock." The second series shall consist of 2,600,000 shares and is designated "Series B Preferred Stock." The third series shall consist of 1,728,844 1,730,799 shares and is designated "Series C Preferred Stock." The fourth series shall consist of 1,250,000 and is designated "Series D Preferred Stock."

     C. The powers, preferences, rights, restrictions, and other matters relating to the Preferred Stock are as follows:

     1.   Dividends.
          ---------

     (a) The holders of the Series A Preferred Stock shall be entitled to receive dividends at the rate of $0.06444 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum (the "Series A Dividend") payable out of funds legally available therefor. The holders of the Series B Preferred Stock shall be entitled to receive dividends at the rate of $0.16 per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum (the "Series B Dividend") payable out of funds legally available therefore. The holders of the

Series C Preferred Stock shall be entitled to receive dividends at the rate of $0.08 per share of Series C Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum (the "Series C Dividend") payable out of funds legally available therefore. The holders of the Series D Preferred Stock shall be entitled to receive dividends at the rate of $0.64 per share of Series D Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) per annum (the "Series D Dividend") payable out of funds legally available therefore. Dividends on Preferred Stock shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative and shall be paid pari passu with respect to each series of Preferred Stock.

     (b) No dividends (other than those payable solely in the Common Stock of the Corporation) shall be paid on any Common Stock of the Corporation during any fiscal year of the Corporation until dividends in the total amount of the Series A Dividend per share on the Series A Preferred Stock, the Series B Dividend per share on the Series B Preferred Stock, and the Series C Dividend per share on the Series C Preferred Stock and the Series D Dividend per share on the Series D Preferred Stock shall have been paid or declared and set apart during that fiscal year, and no dividends shall be paid on any share of Common Stock unless a dividend (including the amount of any dividends paid pursuant to the above provisions of this Section C.1) is paid with respect to all outstanding shares of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock and the Series D Preferred Stock in an amount for each such share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock and Series D Preferred Stock equal to or greater than the aggregate amount of such dividends for all shares of Common Stock into which each such share of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock and the Series D Preferred Stock could then be converted.

     2.   Liquidation Preference.
          ----------------------

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (i) the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $0.8055 per share, adjusted for any stock dividends, combinations or splits with respect to such shares (the "Original Series A Issue Price"), plus all declared but unpaid dividends on each such share then held by them, and (ii) the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership thereof, the amount of $2.00 per share, adjusted for any stock dividends, combinations or splits with respect to such shares (the "Original Series B Issue Price"), plus all declared but unpaid dividends on each such share then held by them and (iii) the holders of Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $8.00 per share, adjusted for any stock dividends, combinations or splits with respect to such shares (the "Original Series D Issue Price"), plus all declared but unpaid dividends on each such share then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

     (b) After payment to the holders of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock of the amounts set forth in Section C.2(a) above, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and any further distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock, by reason of their ownership thereof, the amount of $1.00 per share, adjusted for any stock dividends, combinations or splits with respect to such shares (the "Original Series C Issue Price"), plus all declared but unpaid dividends on each such share then held by them.

     (c) After payment to the holders of the Preferred Stock of the amounts set forth in Sections C.2(a) and C.2(b) above, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed ratably among the holders of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and the Common Stock in proportion to the shares of Common Stock then held by each (assuming conversion of all such Series A Preferred Stock, and Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) until
(i) the holders of the Series A Preferred Stock shall have received an aggregate amount of $2.81925 per share, adjusted for any stock dividends, combinations or splits with respect to such shares (including amounts paid pursuant to Section 2(a) above), (ii) the holders of the Series B Preferred Stock shall have received an aggregate amount of $6.00 per share, adjusted for any stock dividends, combinations or splits with respect to such shares (including amounts paid pursuant to Section 2(a) above), and (iii) the holders of the Series C Preferred Stock shall have received an aggregate amount of $2.00 per share, adjusted for any stock dividends, combinations or splits with respect to such shares (including amounts paid pursuant to Section 2(a) above) and (iv) the holders of the Series D Preferred Stock shall have received an aggregate amount of $16.00 per share, adjusted for any stock dividends, combinations or splits with respect to such shares (including amounts paid pursuant to Section 2(a) above); thereafter, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation based on the number of shares of Common Stock held.

     (d) For purposes of this Section C.2, (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a merger effected primarily for the purpose of changing the domicile of the corporation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; or
(ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock to receive at the closing in cash, securities or other property (valued as provided in Section C.2(e) below) amounts as specified in Sections C.2(a), C.2(b) and C.2(c) above.

     (e) In any of the events specified in (d) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

          (i) Securities not subject to investment letter or other similar restrictions on free marketability:

               (A) If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

               (B) If actively traded over-the-counter but not on the Nasdaq National Market, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty
          (30) day period ending three (3) days prior to the closing; and

               (C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the Board of Directors of the Corporation and the holders of at least a majority of all then outstanding shares of Preferred Stock.

          (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined in good faith by the Board of Directors of the Corporation and the holders of at least a majority of all then outstanding shares of Preferred Stock.

     (f)  Notice of Transaction.  The Corporation shall give each holder of
          ---------------------
record of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock and Series D Preferred Stock written notice of such impending transaction not later than ten (10) days prior to the stockholders' meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

     (g) In the event the requirements of Section 2(d), (e) and (f) are not complied with, the Corporation shall forthwith either:

          (i) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

          (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(f) hereof.

     3.   Voting Rights; Directors.
          ------------------------

     (a)  Voting.  Each holder of shares of Preferred Stock shall be entitled to
          ------
the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

     (b)  Election of Directors.  With respect to the election of members of the
          ---------------------
Board of Directors of the Corporation, so long as at least 1,000,000 shares of Series A Preferred Stock shall remain outstanding, (i) the holders of Series A Preferred Stock, voting as a separate class, shall have the right to elect one member of the Board of Directors (the "Series A Director"); (ii) the holders of Common Stock, voting separate as a class, shall have the right to elect two (2) members of the Board of Directors (the "Common Directors"); and (iii) all remaining member(s) of the Board of Directors shall be elected by the holders of a majority of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-converted basis (the "Joint Director(s)").

     (c)  Removal of Directors.  The Series A Director may be removed from the
          --------------------
Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock, voting as a single class. The Common Directors may be removed from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the outstanding Common Stock. The Joint Director(s) may be removed from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of a majority of the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and the Common Stock, voting together as a single class and on an as-converted basis; provided, however, that no director may be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected.

     (d)  Vacancy.  If a vacancy on the Board of Directors is to be filled by
          -------
the Board of Directors, only a director or directors elected by the same class of stockholders as those who would be entitled to vote to fill such vacancy, if any, shall vote to fill such vacancy. If there are no such directors, such vacancy shall be filled by the affirmative vote of the holders of a majority of the shares of that class.

     4.   Conversion.  The holders of the Series A Preferred Stock, Series B
          ----------
Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

     (a)  Right To Convert.  Each share of Preferred Stock shall be convertible,
          ----------------
at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price for the Series A Preferred Stock, the Original Series B Issue Price for the Series B Preferred Stock, the Original Series C Issue Price for the Series C Preferred Stock and the Original Series D Issue Price for the Series D Preferred Stock by the Conversion Price applicable to such series of Preferred Stock, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of the Series A Preferred Stock (the "Series A Conversion Price") shall be the Original Series A Issue Price, the initial Conversion Price per share of Series B Preferred Stock (the "Series B Conversion Price") shall be the Original Series B Issue Price, the initial Conversion Price per share of Series C Preferred Stock (the "Series C Conversion Price") shall be the Original Series C Issue Price and the initial Conversion Price per share of Series D Preferred Stock (the "Series D Conversion Price") shall be the Original Series D Issue Price; provided, however, that the Conversion Price for each series of Preferred Stock shall be subject to adjustment as hereinafter provided.

     (b)  Automatic Conversion.  Each share of Series A Preferred Stock,
          --------------------
Series B Preferred Stock and Series C Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as the case may be, then outstanding, or (ii) immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933, as amended (the "Securities Act"), other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (prior to underwriters' discounts and expenses) of at least $6.00 per share of Common Stock, (as adjusted for any stock dividends, combinations or splits with respect to such shares) and aggregate gross proceeds to the Corporation and/or any selling stockholders (prior to deduction for underwriters' discounts and expenses) of at least $10,000,000. Each share of Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price then in effect for the Series D Preferred Stock upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least a majority of the shares of Series D Preferred Stock then outstanding, or (ii) immediately upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act, other than a registration relating solely to a transaction under Rule 145 under such Act (or any successor thereto) or to an employee benefit plan of the Corporation, at a public offering price (prior to underwriters' discounts and expenses) of at least $12.00 per share of Common Stock, (as adjusted for any stock dividends, combinations or splits with respect to such shares) and aggregate gross proceeds to the Corporation and/or any selling stockholders (prior to deduction for underwriters' discounts and expenses) of at least $20,000,000.

     (c)  Mechanics of Conversion.
          -----------------------

     (i) Before any holder of Preferred Stock shall be entitled voluntarily to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office of election to convert the same and shall state therein the number of shares to be converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

     (ii) If the conversion is in connection with an underwritten offering of securities pursuant to the Securities Act, the conversion may, at the option of any holder tendering shares of Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

     (d)  Adjustments to Series A, Series B, Series C and Series D Conversion
          -------------------------------------------------------------------
Price for Certain Diluting Issues.
----------------------------------

     (i)  Special Definitions.  For purposes of this Section C.4(d), the
          -------------------
following definitions apply:

          (A) "Options" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

          (B) "Original Issue Date" shall mean the date on which a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, was first issued.

          (C) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

          (D) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section C.4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

               (1) upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

               (2) To employees, directors, consultants or advisors under stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the Board of Directors or an authorized committee thereof;

               (3) as a dividend or distribution on Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock; or

               (4) for which adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price is made pursuant to Section C.4(e).

     (ii)  No Adjustment of Conversion Price.  Any provision herein to the
           ---------------------------------
contrary notwithstanding, no adjustment in the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section C.4(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series A Conversion Price, Series B Conversion Price, Series C Preferred Stock Conversion Price or Series D Conversion Price, as the case may be, in effect on the date of, and immediately prior to, such issue. No adjustment to the Series A Conversion Price or Series B Conversion Price shall occur by reason of the Corporation's issuance of Series C Preferred Stock or Common Stock pursuant to transactions contemplated by that certain Agreement and Plan of Reorganization by and among the Corporation, Sitebridge Corporation, ECC Acquisition Corporation, Wendell Lansford, Prakash Mishra and Chelsea Capital Partners LLC.

     (iii) Deemed Issue of Additional Shares of Common Stock.  In the event the
           -------------------------------------------------
Corporation at any time or from time to time after the Original Issue Date for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

     (A) no further adjustments in the Conversion Price of a series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

     (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price of a series of Preferred Stock shall affect Common Stock previously issued upon conversion of such Preferred Stock);

     (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

          (1) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange and

          (2) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the

          Corporation (determined pursuant to Section C.4(d)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

          (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price for a series of Preferred Stock to an amount which exceeds the lower of (a) the Conversion Price for such series of Preferred Stock on the original adjustment date, or (b) the Conversion Price for such series of Preferred Stock that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

          (E) in the case of any Options which expire by their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (C) above.

     (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of
          --------------------------------------------------------------------
Common Stock.  In the event this Corporation, at any time after the Original
------------
Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section C.4(d)(iii)) without consideration or for a consideration per share less than the Conversion Price for such series in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price for such series by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price for such series in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Conversion Price for such series (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

     (v)  Adjustment of Series D Conversion Price Upon Issuance of Additional
          -------------------------------------------------------------------
Shares of Common Stock.
----------------------

          (A) In the event the Corporation shall issue, at any time after the Original Issue Date for the Series D Preferred Stock and prior to the earlier of (1) July 31, 2000 or (2) the consummation of a private placement of equity securities resulting in gross cash proceeds to the Corporation of at least $10,000,000 (the "Financing Date"), Additional Shares of Common Stock deemed to be issued pursuant to Section C.4(d)(iii) but subject to the limitations of Section C.4(d)(i)(D)(1)-(4)) without consideration or for a consideration per share less than the Conversion Price for the Series D Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event the applicable Conversion Price for the Series D Preferred Stock shall be reduced, concurrently with such issue, to a Conversion Price equal to the consideration per share received by the Corporation for such issue. No adjustment of the Conversion Price for the Series D Preferred Stock shall be made pursuant to this Section C.4(d)(v) in respect of an issue of Additional Shares of Common Stock on or after the earlier of (1) July 31, 2000 or (2) the Financing Date.

          (B) If upon the closing of the sale of the Corporation's Common Stock in a firm commitment, underwritten public offering registered under the Securities Act (the "Public Offering") resulting in gross cash proceeds to the Corporation of at least $10,000,000 prior to July 31, 2000 the consideration per share is less than the Conversion Price of the Series D Preferred Stock in effect immediately prior to the closing of the Public Offering, then upon such closing the Conversion Price of the Series D Preferred Stock shall be reduced to an amount equal to the price at which the Corporation's Common Stock was sold in the Public Offering.

     (vi) Determination of Consideration.  For purposes of this Section C.4(d),
          ------------------------------
the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

          (A)  Cash and Property.  Such consideration shall:
               -----------------

               (1) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

               (2) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as mutually determined in good faith by the Board and the holders of at least a majority of all then outstanding shares of Preferred Stock; and

               (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as mutually determined in good faith by the Board and the holders of at least a majority of all then outstanding shares of Preferred Stock.

          (B)  Options and Convertible Securities.  The consideration per share
               ----------------------------------
     received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section C.4(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

               (1) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

               (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

     (e)  Adjustments to Conversion Prices for Stock Dividends and for
          ------------------------------------------------------------
Combinations or Subdivisions of Common Stock.  In the event that this
--------------------------------------------
Corporation at any time or from time to time after the Original Issue Date for the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, as applicable, shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price for a series of Preferred Stock in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

     (f)  Adjustments for Reclassification and Reorganization.  If the Common
          ---------------------------------------------------
Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section C.4(f) above or a merger or other reorganization referred to in Section C.2(d) above), the Conversion Price for such series then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock immediately before that change.

     (g)  No Impairment.  The Corporation will not, by amendment of its
          -------------
Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section C.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

     (h)  Certificates as to Adjustments.  Upon the occurrence of each
          ------------------------------
adjustment or readjustment of the Conversion Price for such series of Preferred Stock pursuant to this Section C.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate executed by the Corporation's President or Chief Financial Officer setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

     (i)  Notices of Record Date.  In the event that the Corporation shall
          ----------------------
propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock:

          (A) at least twenty (20) days' prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (iii) and (iv) above; and

          (B) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

     (j)  Issue Taxes.  The Corporation shall pay any and all issue and other
          -----------
taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     (k)  Reservation of Stock Issuable Upon Conversion.  The Corporation shall
          ---------------------------------------------
at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock and Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock and Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

     (l)  Fractional Shares.  No fractional share shall be issued upon the
          -----------------
conversion of any share or shares of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

     (m)  Notices.  Any notice required by the provisions of this Section C.4 to
          -------
be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his or her address appearing on the books of the Corporation.

     5.   Protective Provisions.
          ---------------------

     (a) So long as at least 1,000,000 shares of Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the shares of Preferred Stock outstanding, voting as a class:

          (i) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment;

          (ii) sell, convey or otherwise dispose of all or substantially all of the Corporation's property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any similar transaction or series of related transactions that results in the transfer or disposition of more than fifty percent (50%) of the outstanding voting power of the Corporation;

          (iii) pay any dividend on the Common Stock;

          (iv) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or on a parity with, the Preferred Stock with respect to dividends, liquidation, conversion, redemption or voting; or

          (v)   dissolve, liquidate or wind up the Corporation.

     (b) So long as any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of at least a majority of the holders of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock outstanding, as applicable, voting separately as a class:

          (i) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws, if such action would alter or change materially and adversely the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, such series of Preferred Stock; or

          (ii) increase or decrease the authorized number of shares of such series of Preferred Stock.

     6.   No Reissuance of Preferred Stock.  No share or shares of Preferred
          --------------------------------
Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

     D.   Common Stock.
          ------------

     1.   Dividend Rights.  Subject to the prior rights of holders of all
          ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor such dividends as may be declared from time to time by the Board of Directors.

     2.   Liquidation Rights.  Upon the liquidation, dissolution or winding up
          ------------------
of the Corporation, the assets of the corporation shall be distributed as provided in Article FOURTH, Section C.2 hereof.

     3.   Voting Rights.  The holder of each share of Common Stock shall have
          -------------
the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

     FIFTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, subject to the provisions of Section C.5 of Article FOURTH both before and after receipt of any payment for any of the Corporation's capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power, subject to the provisions of Section C.5 of Article FOURTH, to adopt, amend, repeal or otherwise alter the Bylaws.

     SIXTH:    Elections of directors need not be by written ballot unless the
Bylaws of the Corporation shall so provide.

     SEVENTH: Subject to the provisions of Section C.5 of Article FOURTH, the Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power.

     EIGHTH:   A director of the Corporation shall, to the full extent permitted by the Delaware General Corporation Law as it now exists or as it may hereafter be amended, not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article EIGHTH nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.